CYBERKINETICS ANNOUNCES FIRST QUARTER RESULTS
510(k) Marketing Clearance for NeuroPort™ Neural Monitoring System
Creates Path to Near-term Revenue

FOXBOROUGH, Mass. (May 11, 2005) – Cyberkinetics Neurotechnology Systems, Inc. (OTCBB — CYKN) today announced financial results for the first quarter ended March 31 2005, and commented on highlights of the quarter and recent weeks.

Clinical and Product Development Highlights

•	Obtained 510(k) marketing clearance for the NeuroPort™ Neural Monitoring System, Cyberkinetics’ first clinical product. Limited market introduction is anticipated early in 2006.

•	Added Rehabilitation Institute of Chicago as a recruiting site in the ongoing BrainGate™ pilot clinical trial.

•	Completed implantation of a second patient in the BrainGate trial.

•	Initiated clinical testing of key components of an automated interface for the BrainGate™ system. The automated interface is intended to make the BrainGate system less operator dependent and to provide patients with enhanced functionality by providing a standard interface to various types of personal digital assistant devices.

•	Completed successful initial bench testing of a complete wireless BrainGate system. The Alta program is designed to produce a wireless system which has no elements that pierce the skin, and will be both compact and unobtrusive.

Financial Highlights

•	Secured a $3 million line of credit.

•	Generated 2005 first quarter revenue of $421,000, compared to $318,000 in the first quarter of 2004.

“The first quarter of 2005 was marked by FDA market clearance of the NeuroPort™ System, which is labeled for temporary (< 30 days) recording and monitoring of brain electrical activity. The NeuroPort is an innovative neural monitoring product that can be used by neurosurgeons and neurologists as a part of the diagnosis and treatment of neurological conditions,” said Chief Executive Officer Timothy R. Surgenor. “This approval gives us the opportunity to generate clinical revenue in early 2006. Response from neurosurgeons and neurologists to the NeuroPort System approval has been encouraging and we have begun to focus significant efforts on the planning for the launch of NeuroPort as well as on development of a distribution partnership for this important product.”

“During the quarter we continued to make progress on our product development and clinical goals in the BrainGate program,” Surgenor said. “In particular, we are on track in our next generation software development program and will be able to provide future patients with the opportunity to participate in the testing and development of this automated interface. We believe the line of credit that we secured during the quarter, combined with our existing cash position, provides us with the flexibility to further develop our business.”

For the three months ended March 31, 2005, the net loss applicable to common stockholders was $2,247,000 or $0.14 per share based on 15,669,000 weighted average common shares outstanding, as compared to $1,310,000 or $0.32 per share for the three months ended March 31, 2004 based on 4,045,000 weighted average common shares outstanding. Weighted average common shares outstanding increased primarily due to the conversion of 9,419,000 shares of Series A Redeemable Convertible Preferred Stock in connection with the reverse merger in October 2004 as well as the issuance of 2,000,000 shares of common stock in connection with the private placement in November 2004.

Financial results for the quarter ended March 31, 2005 are summarized in the table below.

About Cyberkinetics Neurotechnology Systems, Inc.
Cyberkinetics Neurotechnology Systems, a leader in brain-machine interface technology, is developing products to treat nervous system diseases and disorders by bringing together advances in neuroscience, computer science and engineering. Cyberkinetics’ products are based on over ten years of technology development and cutting-edge neuroscience research at leading academic institutions such as Brown University, the Massachusetts Institute of Technology, Emory University, and the University of Utah. Cyberkinetics is publicly traded on the Over the Counter Bulletin Board under the ticker symbol CYKN. The Company is headquartered in Foxborough, Massachusetts and conducts engineering and research in Salt Lake City, Utah.

Cyberkinetics’ flagship product, the BrainGate™ Neural Interface System, is designed to give severely paralyzed individuals a long-term, direct brain-computer interface for the purpose of communication and control of a computer and other devices. Patients are currently being enrolled into a pilot clinical trial to test the BrainGate™ System’s safety and effectiveness.

Cyberkinetics has received FDA clearance to market the NeuroPort™ System, a neural monitor designed for acute inpatient applications and labeled for temporary (< 30 days)

recording and monitoring of brain electrical activity. The NeuroPort System can contribute to the diagnosis and treatment of neurological conditions in patients who have undergone craniotomy by providing neurologists and neurosurgeons a new resource to detect, transmit and analyze neural activity.

Additional information is available at www.cyberkineticsinc.com.

Forward Looking Safe Harbor Statement
This announcement contains forward-looking statements, including statements about Cyberkinetics’ product development plans and progress, financial status and commercial prospects. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of our future performance. Factors that might cause or contribute to such differences include our limited operating history; our lack of profits from operations; our ability to successfully develop and commercialize our proposed products; a lengthy approval process and the uncertainty of FDA and other governmental regulatory requirements; clinical trials may fail to demonstrate the safety and effectiveness of our products; the degree and nature of our competition; our ability to employ and retain qualified employees; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; as well as those risks more fully discussed in our public filings with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond our control

Contacts:
Kari Lampka	Edward E. Berger, Ph.D.
MacDougall BioCommunications	Cyberkinetics Neurotechnology Systems
(508) 647-0209	(508) 549-9981 Ext 121
klampka@macbiocom.com	eberger@cyberkineticsinc.com

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Product sales	$249,492	$128,682
Grant income	171,798	189,163

Total revenues	421,290	317,845

Operating expenses:
Cost of product sales	44,656	82,230
Research and development	1,453,623	629,830
Sales and marketing	82,492	71,107
General and administrative	1,087,030	642,572

Total operating expenses	2,667,801	1,425,739

Operating loss	(2,246,511)	(1,107,894)

Other income (expense)
Interest income	15,331	13,045
Interest expense	(16,193)	(6,647)

Other income (expense), net	(862)	6,398

Net loss	$(2,247,373)	$(1,101,496)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(208,383)

Net loss attributable to common stockholders	$(2,247,373)	$(1,309,879)

Basic and diluted net loss attributable to common stockholders per common share	$(0.14)	$(0.32)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	15,669,077	4,045,066

Cyberkinetics Neurotechnology Systems, Inc.
(A Development-Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	March 31,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$3,728,812	$5,232,641
Other current assets	660,026	726,664
Net property and equipment	585,413	549,927
Other assets	256,492	246,871

Total assets	$5,230,743	$6,756,103

Liabilities and stockholders’ equity
Current liabilities	$1,518,385	$1,308,245
Long-term liabilities	315,516	365,528

Stockholders’ equity:
Common stock, $0.001 par value	16,981	16,939
Additional paid-in capital	19,490,501	17,835,622
Common stock held in escrow	(13,000)	(13,000)
Deferred stock-based compensation	(1,178,481)	(85,445)
Accumulated deficit	(14,919,159)	(12,671,786)

Total stockholders’ equity	3,396,842	5,082,330

Total liabilities and stockholders’ equity	$5,230,743	$6,756,103